Exhibit 99.1

Press Release

CONTACT:           Array BioPharma
Tricia Haugeto, (303) 386-1193

thaugeto@arraybiopharma.com

MacDougall Biomedical Communications

Cory Tromblee, 781-235-3060

ctromblee@macbiocom.com

ARRAY BIOPHARMA PRESENTS INITIAL DATA ON NOVEL CLASS OF CHK1 INHIBITORS

— Chk1 Inhibitor Enhances Anti-tumor Activity of Chemotherapeutic Agents —

Boulder, Colo., (April 21, 2009) — Array BioPharma Inc. (NASDAQ: ARRY) today announced the presentation of two abstracts which detail positive preclinical data for a novel class of oral, potent and selective checkpoint kinase 1 (Chk1) inhibitors. The data demonstrate that Chk1 inhibition and checkpoint abrogation disrupt natural tumor cell repair mechanisms and suggest that a potent, selective Chk1 inhibitor may bolster the anti-tumor effects of commonly used chemotherapies such as Campostar® (irinotecan), by heightening sensitivity to these DNA damaging agents. Based on the potency, selectivity and efficacy data seen with its Chk1 inhibitors, Array intends to select a compound for development in the first half of 2009.  The full posters are available as PDFs on Array’s website at www.arraybiopharma.com.

“Our selective, oral Chk1 inhibitors enhance the activity of chemotherapeutics at tolerable doses,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “The multi-day dosing required for optimal efficacy can be conveniently achieved with oral administration.  We believe this oral approach represents a significant advantage over IV competitors.”

Abstract No. 4599, (Apr. 21, 1PM), entitled “Schedule-dependence and extended target-coverage of selective Chk1 inhibitors enhances the anti-tumor activity of chemotherapy in vivo,” details the in vivo schedule-dependence and tolerability of Chk1 inhibitors in combination with irinotecan, a topoisomerase I inhibitor. Results indicated that, using an optimized dosing schedule, Chk1 inhibitors demonstrate dose dependence, as well as extended dosing superiority, in preclinical models of colon cancer.  In pharmacokinetic and pharmacodynamic studies, our Chk1 inhibitor prevents Chk1 activation by 100 percent for up to 12 hours following a single 25 mg/kg oral dose.

Abstract No. 1803 (Apr. 19, 1PM), entitled “Characterization of a Novel, Oral, Chk1 Inhibitor,” investigates the activity of a novel class of oral, potent and selective Chk1 inhibitors and characterizes a lead analog, Chk1-A. Data showed that Chk1-A improves the activity of multiple cytotoxics up to 17-fold.  In vivo, Chk1-A demonstrated good exposure, moderate clearance and good bioavailability.  In addition, Chk1-A demonstrated rapid Chk1 inhibition lasting for up to 12 hours in tumor-bearing mice.  In colon cancer models, Chk1-A demonstrated dose-dependent potentiation of irinotecan’s anti-tumor effects with a significant increase in growth delay compared to irinotecan alone.  All dosing regimens were well tolerated.

About Chk1 Inhibitors for Cancer

Checkpoint kinase 1 (Chk1) is a protein kinase that regulates resistance in cancer cells after chemotherapy-induced  DNA damage by arresting cell cycle progression until completion of DNA repair.  Inhibiting Chk1 after treatment with chemotherapy can enhance tumor cell killing by preventing these cells from recovering from DNA damage. Checkpoint inhibition therefore represents a promising approach to improving the clinical activity of existing cancer therapeutics.

Array’s program comprises the first oral, selective Chk1 inhibitors. In preclinical models, Array Chk1 inhibitors combined with cytotoxic treatment showed significantly enhanced anti-tumor activity compared to the cytotoxic alone at well tolerated doses.  The optimal activity of Chk1 inhibitors requires prolonged multi-day dosing that can be most conveniently achieved with oral dosing.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of April 21, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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